Exhibit 5.1

Date: November 10, 2009

Karen Aalders, Secretary

Skreem Studios, Inc.

11637 Orpington Street
Orlando, Florida 32817

RE:  Filing Registration Statement on Form S-1 for Skreem Studios, Inc.

Dear Karen Aalders:

You have requested my opinion as counsel for SKREEM STUDIOS, INC., a Florida corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and regulations promulgated thereunder, of an aggregate of 1,000,000 shares (the “Shares”) of the Company's common stock, par value $0.001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-1 (the “Registration Statement”).

For purposes of this opinion, I have examined the Registration Statement filed with the Securities and Exchange Commission on or about the date hereof, including the prospectus, which is a part thereof (the “Prospectus”) and the exhibits thereto. I have also been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed.

In my examination, I have assumed the genuineness of all the signatures, the legal capacity of natural persons, the correctness of the facts set forth, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photo static copies, and the authenticity of the originals of such copies.  I have also assumed that such documents have each been duly authorized and properly executed.

I am a member of the bar of the State of Washington.  My opinions below are limited to the laws of the State of Washington and the federal securities laws of the United States of America.

Based on the foregoing, it is my opinion that

1.

The Company is a duly organized and validly existing corporation under the laws of the State of Florida, with corporate power to conduct the business it conducts as described in the Registration Statement;

2.

The Company has an authorized capitalization as set forth in the Registration Statement;

3.

The securities set forth in the Registration Statement being offered for sale by the Company, at the time of sale, will be validly issued, fully paid, duly authorized, and non-assessable shares of common stock of SKREEM STUDIOS, INC.; and

I consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of my name under the caption “Legal Matters” in the Prospectus.

High regards,

Matthew Cody Maza Attorney-at-Law